UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 11, 2010

VYTERIS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Election of a New Director

Effective February 11, 2010, Eugene A. Bauer, M.D. has been elected as a Director and Chairman of the Board of Directors of Vyteris, Inc. (the “Company”) by the Board of Directors.

Dr. Bauer is the President and Chief Medical Officer of Peplin Inc., the US-based subsidiary of LEO Pharma, and was a co-founder of Connetics, a publicly-traded biotechnology company that was acquired by Stiefel Laboratories in 2006.  He is a former Dean of the School of Medicine at Stanford University.  Dr. Bauer was previously Chief Executive Officer of Neosil Inc., which was acquired by Peplin in 2008.  Dr. Bauer is Lucy Becker Professor, Emeritus, in the School of Medicine at Stanford University, a position he has held since 2002.  He served as Vice President for Medical Affairs and Dean of the Stanford University School of Medicine from 1995 to 2001 and served as Chair of the Department of Dermatology at the Stanford University School of Medicine from 1988 to 1995.  During his tenure as department chair, Dr. Bauer also served as Program Director of the Stanford University General Clinical Research Center (GCRC), where he oversaw the federal and industry-sponsored research carried out in the GCRC.  In addition, Dr. Bauer is a member of the board of directors of Medgenics, Inc., Arbor Vita Corp., Patient Safety Technologies, Inc., and MediSync Bioservices.

There were no arrangements between Dr. Bauer and any third persons, pursuant to which he was selected as a Director.  There has been no determination as to which Board Committees, if any, Dr. Bauer will be appointed.  In connection with his appointment, Dr. Bauer is granted 727,549 options to purchase common stock of the Company, which vest quarterly over two years.  Dr. Bauer will receive other compensation as set forth in the Company’s Outside Director Plans.

Item 9.01 Financial Statements and Exhibits

The following Exhibits are attached to this Current Report:

99.1	Press release dated February 17, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYTERIS, INC.

By:	/s/ Joseph Himy
Name: Joseph Himy
Title: Chief Financial Officer

Dated: February 17, 2010